Exhibit 10.1

EXTERNAL MANAGEMENT AGREEMENT

by and among

RETAIL VALUE INC.,

DDR CROSSROADS CENTER LLC,

DDR PROPERTY MANAGEMENT LLC,

and

DDR ASSET MANAGEMENT LLC

Dated December 16, 2021

i

TABLE OF CONTENTS

(continued)

Exhibit(s)

Exhibit A: Property Management Duties

ii

EXTERNAL MANAGEMENT AGREEMENT

THIS EXTERNAL MANAGEMENT AGREEMENT, dated December 16, 2021 (this “Agreement”), is by and among RETAIL VALUE INC., an Ohio corporation (together with its subsidiaries, the “Company”), DDR CROSSROADS CENTER LLC, a Delaware limited liability company (“Owner”), DDR PROPERTY MANAGEMENT LLC, a Delaware limited liability company (“DDR Property Management”), and, solely for the purposes of terminating the Original External Management Agreement (defined below), DDR ASSET MANAGEMENT LLC, a Delaware limited liability company (“DDR Asset Management”).

RECITALS:

WHEREAS, DDR Property Management is a wholly-owned subsidiary of SITE Centers Corp. (“SITE”), and is experienced in all aspects of the business of owning, managing and operating shopping centers;

WHEREAS, in February 2018, the Company and DDR Asset Management and, solely with respect to the Property Management Agreement (defined below) related to properties located in Puerto Rico, DDR PR Ventures II, LLC, entered into three amended and restated management and leasing agreements (collectively, the “Property Management Agreements”) for the provision of property management services for properties held directly and indirectly by the Company;

WHEREAS, on June 30, 2018, DDR Asset Management assigned its interest in each of the Property Management Agreements to DDR Property Management;

WHEREAS, on July 1, 2018, the Company and DDR Asset Management entered into a corporate management agreement (the “Original External Management Agreement”) for the provision of corporate management services to the Company;

WHEREAS, on July 1, 2018, DDR Asset Management assigned certain of its rights and obligations under the Original External Management Agreement to DDR Property Management, and, on January 1, 2019, DDR Asset Management subsequently assigned certain additional rights of it under the Original External Management Agreement to DDR Property Management;

WHEREAS, on or prior to the date hereof, the Company has sold all of its property-related assets except for Crossroads Center, which is owned by Owner and is located in Gulport, Mississippi (the “Remaining Property”);

WHEREAS, the Company expects to file a certificate of dissolution with the Secretary of State of the State of Ohio shortly after the sale of the Remaining Property, and, pursuant to Ohio law, the Company would continue to exist for a period of five (5) years following the filing of the certificate of dissolution for the purpose of paying, satisfying and discharging any debts or obligations, collecting and distributing its assets and doing all other acts required to liquidate and wind up its business and affairs;

WHEREAS, the Company expects to establish a reserve fund (the “Reserve Fund”) with a portion of the proceeds from its final asset sales in order to satisfy and discharge any unknown or contingent claims, debts or obligations which might arise during the five-year (5-year) period subsequent to the filing of the certificate of dissolution;

WHEREAS, pursuant to this Agreement, (a) the Company desires to, commencing on January 1, 2022 (the “Effective Date”), appoint DDR Property Management to (i) provide corporate management services to the Company, including managing the Company’s affairs on a day-to-day basis, and (ii) if and when applicable and appropriate, oversee and administer the liquidation and winding up of the business and affairs of the Company, including the administration of the Reserve Fund for the five-year (5-year) period subsequent to the filing of the certificate of dissolution with the Secretary of State of the State of Ohio by the Company, and (b) the Company and Owner desire to, commencing on the Effective Date, appoint DDR Property Management to provide property management services to the Remaining Property until the sale of the Remaining Property;

WHEREAS, the Company and DDR Asset Management desire to terminate the Original External Management Agreement effective as of the Effective Date, and, as a consequence of such termination, the Property Management Agreements shall automatically terminate effective as of the Effective Date; and

WHEREAS, DDR Property Management wishes to accept such appointments subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    DEFINITIONS. As used in this Agreement, the following terms have the definitions set forth below.

“Affiliate” or “Affiliated” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the terms “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership or voting rights, by contract or otherwise. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, with respect to Service Provider and its Affiliates, “Affiliate” will not include the Company and its Affiliates, and with respect to the Company and its Affiliates, “Affiliate” will not include Service Provider and its Affiliates.

“Agreement” has the meaning set forth in the preamble to this Agreement, and such term shall include any amendment hereto from time to time.

“Articles of Incorporation” means the articles of incorporation of the Company filed with the Ohio Secretary of State, as the same may be amended from time to time.

“Assets” means, collectively, the Remaining Property, personal property (whether tangible or intangible), accounts, cash and any investments owned by the Company, directly or indirectly through one or more of its Affiliates.

“Asset Management Fee” has the meaning set forth in Section 6(a).

“Board” means the Board of Directors of the Company.

“Certificate of Dissolution” has the meaning set forth in Section 4(a)(xv).

“Code of Regulations” means the Company’s Code of Regulations, dated June 28, 2018, as the same may be amended from time to time.

“Corporate Budget” has the meaning set forth in Section 16.

“Company” has the meaning set forth in the preamble to this Agreement.

“DDR Asset Management” has the meaning set forth in the preamble to this Agreement.

“DDR Property Management” has the meaning set forth in the preamble to this Agreement.

“Director” means a director of the Company.

“Distributions” means any distributions of money or other property by the Company to Company shareholders, including distributions that may constitute a return of capital for U.S. federal income tax purposes.

“Early Termination” has the meaning set forth in Section 18(a).

“Early Termination Date” has the meaning set forth in Section 18(a).

“Effective Date” has the meaning set forth in the recitals to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

“Expiration Date” has the meaning set forth in Section 17.

“Group” has the meaning set forth in Section 5(b).

“In-House Counsel” has the meaning set forth in Section 7(b)(ii).

“Indemnitee” has the meaning set forth in Section 21(a).

“Notice” has the meaning set forth in Section 22.

“NYSE” means the New York Stock Exchange.

“NYSE Delisting” has the meaning set forth in Section 4(a)(x).

“Operating Account” has the meaning set forth in Section 10.

“Original External Management Agreement” has the meaning set forth in the recitals to this Agreement.

“Owner” has the meaning set forth in the preamble.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated association, trust or other entity.

“Prime Rate” means the prime rate of interest as published from time to time in the Wall Street Journal.

“Property Management Agreements” has the meaning set forth in the recitals to this Agreement.

“Property Management Services” has the meaning set forth in Section 4(a)(vi).

“Remaining Property” has the meaning set forth in the recitals to this Agreement.

“Remaining Property Fees” means the fees under Section 6(b), Section 6(c) and Section 6(d) of this Agreement.

“Reserve Fund” has the meaning set forth in the recitals to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Deregistration” has the meaning set forth in Section 4(a)(xvi).

“Service Provider” means DDR Property Management, in its capacity as the provider of the Services hereunder, and such term shall include DDR Property Management’s permitted successors or assigns hereunder.

“Services” means, collectively, the services described in Section 4.

“SITE” has the meaning set forth in the recitals to this Agreement.

2.    TERMINATION OF EXISTING MANAGEMENT AGREEMENTS. Effective as of the Effective Date, without any further action required by any party thereto, the Original External Management Agreement shall hereby terminate and, except as set forth in the following sentence, shall be of no further force or effect. Notwithstanding any provision of the Original External Management Agreement (including any provision that would purport to survive the termination thereof), except for the limitation of liability and indemnification provisions set forth in Section 21 thereof which shall survive such termination, none of the provisions of the Original External Management Agreement shall survive the termination thereof. Any notice, notice periods or other requirements under the Original External Management Agreement necessary to give effect to the termination contemplated by this Section 2 are hereby expressly waived by and on behalf of the parties thereto. It is hereby acknowledged that pursuant to Section 4.1 of each of the Property Management Agreements, without any further action required by any party thereto, each Property Management Agreement will automatically terminate on the Effective Date effective upon the termination of the Original External Management Agreement.

3.    APPOINTMENT. The Company, at the direction of the Board, hereby appoints Service Provider to, commencing on the Effective Date, perform the Services set forth herein on the terms and subject to the conditions set forth in this Agreement. In addition, Owner hereby acknowledges and agrees to such appointment of Service Provider to perform the Property Management Services set forth herein on the terms and subject to the conditions set forth in this Agreement.

4.    DUTIES OF SERVICE PROVIDER.

(a)    Service Provider shall use commercially reasonable efforts, consistent with the objectives and policies of the Company established from time to time by the Board and subject to the supervision and direction of the Board and this Section 4 and consistent with the provisions of the Articles of Incorporation and the Code of Regulations, to:

(i)    provide the daily management for the Company and perform and supervise the various administrative functions necessary for the day-to-day management of the operations of the Company and its Affiliates;

(ii)    investigate, select and, on behalf of the Company, engage and conduct business with and supervise the performance of such Persons as Service Provider deems necessary to the proper performance of its obligations hereunder (including consultants, accountants, correspondents, technical advisors, attorneys, brokers, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, property owners, real estate management companies, real estate operating companies, the registrar and the transfer agent and any and all agents for any of the foregoing), including Affiliates of Service Provider and Persons acting in any other capacity deemed by Service Provider necessary or desirable for the performance of any of the foregoing services (including entering into contracts in the name of the Company with any of the foregoing), in each case on competitive terms that, in the reasonable judgment of Service Provider, are fair and reasonable to the Company;

(iii)    (A) participate in formulating a disposition strategy for the Remaining Property; (B) explore the extension or restructuring of the ground lease applicable to the Remaining Property with the lessor thereof; (C) if appropriate, select brokers and advisors for the sale of the Remaining Property; (D) identify and negotiate with potential buyers for, and make a recommendation to the Board regarding, the sale of the Remaining Property; (E) distribute the proceeds from the sale of the Remaining Property or any previously disposed of properties of the Company to the Company’s creditors or, subject to the approval of the Board, the Company’s shareholders; (F) actively oversee and manage the Assets for purposes of meeting the Company’s objectives; (G) oversee, supervise and evaluate the Affiliated and non-Affiliated Persons with whom Service Provider contracts to perform certain of the services required to be performed under this Agreement; (H) manage accounting and other record-keeping functions for the Company; (I) perform or coordinate audits and internal audits of the Company’s financial statements and financial reporting as may be reasonably necessary; and (J) recommend various liquidity events to the Board when appropriate;

(iv)    from time to time, or at any time reasonably requested by the Board, make reports to the Board on the operations of the Company, including reports with respect to potential conflicts of interest involving Service Provider or any of its Affiliates, in the manner described in Section 15, and cooperate in good faith to eliminate or minimize any such conflicts;

(v)    as requested by the Board, provide the Company with all necessary cash management services;

(vi)    until the consummation of the sale of the Remaining Property, manage and lease the Remaining Property in accordance with the provisions of Section 4(b) below (the “Property Management Services”);

(vii)    request, demand, collect, receive, manage and sell any and all accounts receivables and other payment rights of the Company, including settling or compromising any and all claims related thereto;

(viii)    perform investor relations and shareholder communications functions for the Company and assist with logistics related to meetings of the Board;

(ix)    as requested by the Board, maintain the Company’s accounting, tax, audit, regulatory and other records and assist the Company in filing all reports required to be filed by it with the SEC, the Internal Revenue Service and other regulatory agencies and any applicable stock exchange;

(x)    at such time as is determined appropriate by the Board, cause to be done all things under applicable laws and the rules and policies of the NYSE to enable the delisting of the Company from the NYSE (“NYSE Delisting”);

(xi)    cause the Company to purchase a directors’ and officers’ “tail” insurance policy for a period of six (6) years after the effective time of the NYSE Delisting;

(xii)    at such time as is determined appropriate by the Board, cause to be done all things under applicable laws, including making all necessary or appropriate filings with the Internal Revenue Service, to elect to have the Company no longer treated as a “real estate investment trust” within the meaning of Section 856 of the Internal Revenue Code;

(xiii)    effectuate a series of interrelated, sequential mergers of the Company’s subsidiaries or other restructuring of the Company’s subsidiaries as determined to be appropriate by the Board;

(xiv)    cause to be done all things under applicable laws to withdraw or cancel the Company’s qualification to do business in each jurisdiction that it is so registered to transact business as a foreign entity;

(xv)    at such time as is determined appropriate by the Board, following the disposition of the Remaining Property, cause the Company to file a certificate of dissolution with the Secretary of State of the State of Ohio (the “Certificate of Dissolution”);

(xvi)    at such time as is determined appropriate by the Board, cause to be done all things under applicable laws and regulations to enable the deregistration of the Company’s shares and/or the suspension or termination of its reporting obligations under the Exchange Act (“SEC Deregistration”);

(xvii)    following the filing of the Certificate of Dissolution, cause the Company to pay, satisfy and discharge any debts or obligations, collect and distribute the Company’s remaining assets and do all other acts required to liquidate and wind up the business and affairs of the Company;

(xviii)    establish and administer the Reserve Fund in order to satisfy and discharge any unknown or contingent claims, debts or obligations which might arise during the five-year (5-year) period subsequent to the filing of the Certificate of Dissolution, and make recommendations to the Board regarding the distribution of excess Reserve Funds upon the satisfaction, discharge or lapse of such claims; and

(xix)    render such other services as may be reasonably determined by the Board consistent with the terms and conditions herein.

(b)    Service Provider shall have authority to take such actions, and perform such duties, as Service Provider deems necessary and desirable for the care, protection, providing security for, operation, maintenance, repair, and leasing of the Remaining Property. Service Provider’s management and leasing duties in respect of the Remaining Property hereunder shall include the duties set forth on Exhibit A.

(c)    Notwithstanding the foregoing or anything else that may be to the contrary in this Agreement, (i) Service Provider may delegate any of the foregoing duties to any Person so long as Service Provider or its Affiliate remains responsible for the performance of the duties set forth in this Section 4 (and subject to the Company’s reimbursement obligations in Section 7); and (ii) Service Provider shall only be required to perform the foregoing services to the extent the Company has provided adequate funds to Service Provider for the provision of services and payment of the fees set forth in Section 6 and the expenses set forth in Section 7.

5.    AUTHORITY OF SERVICE PROVIDER.

(a)    Pursuant to the terms of this Agreement (including the limitations included in Section 4, this Section 5, Section 14 and Section 15), and subject to the continuing and exclusive authority of the Board over the supervision of the Company, the Company, acting on the unanimous authority of the Board, hereby delegates to Service Provider the authority to perform the Services described in Section 4.

(b)    If a transaction requires approval by the Board, any particular Directors specified by the Board or any committee of the Board specified by the Board (each, a “Group”), as the case may be, Service Provider shall deliver to the Board or Group all documents and other information reasonably required by them to evaluate the proposed transaction.

(c)    The Board may, at any time upon the giving of Notice to Service Provider, modify or revoke the authority set forth in Section 4 or this Section 5; provided, however, that such modification or revocation shall be effective upon receipt by Service Provider.

6.    FEES

(a)    Asset Management Fee. The Company shall pay quarterly in advance on the first (1st) business day of each succeeding January, April, July and October to Service Provider (on a cash basis of accounting) an asset management fee as compensation for Services rendered by Service Provider and its Affiliates in connection with the corporate management of the Company (including management of its day-to-day affairs) in an aggregate amount of (i) $500,000 for calendar year 2022, (ii) $300,000 per annum commencing on January 1, 2023 until the end of the calendar year quarter in which SEC Deregistration occurs, and (iii) $100,000 per annum, commencing from the calendar year quarter immediately following the calendar year quarter in which SEC Deregistration has occurred (such applicable fee, the “Asset Management Fee”). For the avoidance of doubt, by way of example, if SEC Deregistration were to occur on June 1, 2023, the Asset Management Fee owed on the first (1st) business day of January and April 2023 would remain $75,000 each and the Company would not be entitled to any refund or reimbursement of any such fees already paid, but the Asset Management Fee payable by the Company to Service Provider commencing on the first (1st) business day of July 2023 would be $25,000.

(b)    Property Management Fee. Until the consummation of the sale of the Remaining Property, Owner shall pay (or the Company shall pay on Owner’s behalf) monthly in advance on the first (1st) business day of each month a property management fee as compensation for the Property Management Services rendered by Service Provider in respect of the Remaining Property in an amount equal to $22,000 per month. For the avoidance of doubt, if the effective date of the consummation of the sale of the Remaining Property is not the last day of a month, the Property Management Fee shall not be prorated and the Company shall not be entitled to any refund or reimbursement of any such fees already paid.

(c)    Leasing Fee. In connection with new space leases at the Remaining Property, Owner shall pay (or the Company shall pay on Owner’s behalf) to Service Provider (i) $4.00 per sq. ft. for the initial lease term and (ii) $2.00 per sq. ft. in connection with each extension that is exercised; provided that no fee shall be due with respect to an automatic renewal or a non-negotiated tenant exercise of a renewal option. Such fee shall be paid as follows: (x) 50% payable upon full execution of lease; and (y) 50% payable upon the earlier of the commencement of the payment of lease rent or the date the obligation to pay base rent; provided, further, that any fees paid in connection with an extension shall be paid upon the full execution of the extension document.

(d)    Disposition Fee. Contemporaneously or immediately following the consummation of the sale of the Remaining Property, Owner (or the Company on Owner’s behalf) shall pay to Service Provider a fee equal to one percent (1.0%) of the gross sale price of the Remaining Property, which fee shall be payable whether the sale of the Remaining Property consists of a sale of assets or a sale of the direct or indirect equity interests of Owner.

(e)    Payment of Fees. Service Provider shall be permitted to pay the fees that the Company or Owner (as applicable) are required to pay Service Provider under this Section 6 from the funds contained in the applicable Operating Accounts, as and when such fees are required to be paid hereunder, including any fees outstanding as of the Early Termination Date (in the event of an Early Termination) or outstanding immediately prior to the Expiration Date. To the extent any fees are not paid as and when such fees are required to be paid hereunder, such unpaid sum shall accrue interest at a rate equal to the Prime Rate plus five percent (5%) per annum calculated from the date such payment was due (without regard to any grace or cure periods contained herein) until the date on which the Company or Owner (as applicable) pays such unpaid sum.

(f)    Additional Discretionary Incentive Payment. The Company may, in its sole discretion, determine to make an additional payment to Service Provider in an amount not to exceed $500,000 as incentive compensation to Service Provider upon completion of the sale of the Remaining Property and in recognition of the substantial time and effort expended in connection with providing Services to the Company related to the sale of the Company’s property portfolio and overseeing and administering the business and affairs of the Company.

7.    EXPENSES.

(a)    Expenses. In addition to the compensation paid to Service Provider pursuant to Section 6, the Company shall (or shall cause Owner to) pay directly or reimburse Service Provider for all expenses paid or incurred by Service Provider or its Affiliates, including those set forth below, in connection with the Services it provides to the Company to the extent such expenses are reasonable and documented out-of-pocket expenses:

(i)    expenses in connection with an approved disposition of the Remaining Property (including all closing costs);

(ii)    the actual cost of goods and services used by the Company and obtained from entities not Affiliated with Service Provider;

(iii)    taxes and assessments on income of the Company or the Assets;

(iv)    costs associated with insurance required in connection with the business of the Company or by the Board;

(v)    expenses of managing and operating the Assets owned by the Company, other than those payable to Service Provider or an Affiliate of Service Provider;

(vi)    expenses in connection with payments to the Directors for attending meetings of the Board and Company shareholders, if applicable;

(vii)    expenses connected with payments of Distributions;

(viii)    expenses of organizing, converting, modifying, terminating or dissolving the Company or any subsidiary thereof (including expenses incurred in connection with the filing of the Certificate of Dissolution and thereafter overseeing and administering the liquidation and winding up of the business and affairs of the Company) or revising, amending, modifying or terminating the Articles of Incorporation, Code of Regulations or governing documents of the Company or any subsidiary of the Company;

(ix)    expenses of maintaining communications with Company shareholders and of maintaining compliance with applicable laws, including the cost of preparation, printing, and mailing of annual reports and other shareholder reports, proxy statements and other reports required by governmental entities;

(x)    listing fees and other similar costs and expenses attributable to the Company being a publicly traded company;

(xi)    the cost and expenses of the preparation of tax returns, tax reports and other similar reports of the Company;

(xii)    transfer agent fees;

(xiii)    audit, accounting, legal and other professional advisors fees; and

(xiv)    expenses in connection with any travel incurred primarily in connection with providing the Services.

(b)    Notwithstanding anything herein to the contrary, in connection with Service Provider’s performance of any of the Property Management Services:

(i)    Service Provider may engage or utilize certain Persons (including entities or individuals) (including SITE and its Affiliates and employees thereof) to perform various tasks for the Remaining Property at the expense of the Company. Service Provider shall identify in writing to the Company those individuals or categories of individuals whose salaries may be charged to the Remaining Property for direct services rendered to the Remaining Property based on the actual amount of time worked by such individuals or categories of individuals for the Remaining Property. If any such individual does not provide services exclusively for the Remaining Property, then an equitable portion of the wages, bonuses, benefits, taxes and travel expenses (if any) of such individual(s) and office overhead or Service Provider’s satellite offices based on the actual amount of time worked by such individuals for the Remaining Property and, in the case of office overhead, based on the number of properties operated out of such office, shall be at Company’s expense. The Company agrees that such allocation and any allocation of third-party expenses will be done utilizing the same hourly time-based methodology as used in other properties managed by Service Provider and on a consistent and fair basis.

(ii)    Service Provider shall have the right, at its option, (A) to engage third party legal counsel and/or (B) to utilize in-house attorneys or paralegals (collectively, “In-House Counsel”), in each case in connection with all matters related to the Property Management Services, including the collection of monies, compliance with legal requirements, the negotiation and prosecution of claims for the reduction of taxes, litigation matters, insurance issues, tenant notifications, maintenance of the corporate record books, furnishing of certified rent rolls and other data, the negotiation and enforcement of leases, the transfer of the Remaining Property and the preparation and obtaining of estoppel certificates, subordination, nondisturbance and attornment agreements. If Service Provider elects to use In-House Counsel in connection with any matter related to the management of the Remaining Property, Service Provider shall receive a fee from Owner (or the Company on behalf of Owner), as the sole and exclusive compensation payable by Owner (or the Company on behalf of Owner) for such legal services performed by In-House Counsel, at market rates for legal services performed by in-house attorneys and paralegals, as agreed upon by Service Provider and the Company.

(c)    Payment of Expenses. Expenses incurred by Service Provider on behalf of the Company and payable pursuant to this Section 7 shall be reimbursed no less than monthly to Service Provider. Service Provider shall be permitted to pay the expenses that it is entitled to receive under this Section 7 from the funds contained in the applicable Operating Accounts, as and when such expenses are required to be paid hereunder, including any expenses outstanding as of the Termination Date. For the avoidance of doubt, it is expressly understood that Service Provider may but is not required to advance its own funds to pay for any expense incurred by Service Provider on behalf of the Company, and may instead require the Company to pay all such expenses directly from the funds contained in the applicable Operating Accounts. To the extent any expenses are not paid or reimbursed as and when such expenses are required to be paid hereunder, such unpaid sum shall accrue interest at a rate equal to the Prime Rate plus five percent (5%) per annum calculated from the date such payment was due (without regard to any grace or cure periods contained herein) until the date on which the Company pays such unpaid sum.

8.    DISCLAIMER. Service Provider makes no representations or warranties, express or implied, in respect of the Services to be provided by it hereunder.

9.    NO PARTNERSHIP OR JOINT VENTURE. The parties to this Agreement are not partners or joint venturers with each other and nothing herein shall be construed to make them partners or joint venturers or impose any liability as such on either of them.

10.    BANK ACCOUNTS. Service Provider may maintain one or more bank accounts in the name of the Company (any such account, an “Operating Account,” and, collectively, the “Operating Accounts”) and may collect and deposit into any such Operating Account or Operating Accounts, and disburse from any such Operating Account or Operating Accounts any money on behalf of the Company, under such terms and conditions as the Board may approve; provided, however, that no funds shall be commingled with the funds of Service Provider; and, from time to time upon reasonable request, Service Provider shall render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.

11.    RECORDS; ACCESS. Service Provider shall maintain appropriate records of all its activities hereunder and make such records available for inspection by representatives of the Company upon reasonable Notice during ordinary business hours. The Company shall make its books and records available to Service Provider at all times.

12.    LIMITATIONS ON ACTIVITIES.

(a)    Notwithstanding anything herein to the contrary, Service Provider shall refrain from taking any action which, in its sole judgment made in good faith, would (i) not comply with any guidelines set forth by the Board, (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended, (iii) violate in any material respect any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, or (iv) otherwise not be permitted by the Articles of Incorporation or Code of Regulations, except, in all such cases of clauses (i), (ii) and (iv) above, if such action shall be ordered by the Board, in which case Service Provider shall notify the Board promptly of Service Provider’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, Service Provider shall have no liability for acting in accordance with the specific instructions of the Board so given.

(b)    Service Provider shall not, and shall cause its Affiliates not to, acquire or offer to acquire any Property or other Asset from the Company or any of its subsidiaries unless otherwise consented to by the Board.

13.    OTHER SERVICES. Should the Board request that Service Provider or any Affiliate thereof or any of their respective officers or employees render services for the Company other than those set forth in Section 4, such services shall be separately compensated at such customary rates and in such customary amounts as are agreed upon by Service Provider and the Board, subject to the limitations contained in this Agreement and the Articles of Incorporation, and shall not be deemed to be Services pursuant to the terms of this Agreement.

14.    ACTIVITIES OF SERVICE PROVIDER. The Company recognizes that it is not entitled to preferential treatment vis-à -vis Service Provider’s own business activities conducted on its own account and benefit. Nothing contained herein shall prevent Service Provider or any of its Affiliates, or any director, officer, member, partner, employee or shareholder of Service Provider or any of its Affiliates, (a) from rendering services identical or similar to those required by Service Provider hereunder to other Persons and the management of other programs advised, sponsored or organized by Service Provider or its Affiliates or (b) from taking such actions with respect to (i) Service Provider’s or any of its Affiliates’ equity interests in the Company (if any) or (ii) any guarantee or other credit support agreement, arrangement, commitment or understanding for the benefit of the Company or any of its Affiliates by Service Provider or any of its Affiliates as may be in the sole interest of Service Provider or any of its Affiliates. Further, and for the avoidance of doubt, such Persons may themselves engage in the investment, acquisition, disposition, development, leasing, including such disposition and leasing activities that compete with the Company, and financing of real property for their own account and benefit or for others and without any accountability or liability whatsoever to the Company even though such services or business activities compete with or are enhanced by the business activity of the Company; provided, however, that Service Provider must devote sufficient resources to the Company’s business to discharge its obligations to the Company under this Agreement.

15.    CONFLICTS.

(a)    If the Company shall propose to enter into any transaction in which Service Provider or any Affiliate thereof has a material interest, then such transaction shall be on terms and conditions not less favorable to the Company than those available to the Company from unaffiliated third parties.

(b)    For purposes of this Section 15, the following shall be deemed not to create or give rise to a material conflict of interest: (i) transactions such as dispositions and leasing of the Remaining Property whose consummation impacts the fees received by Service Provider and its Affiliates pursuant to this Agreement, (ii) Service Provider’s and its Affiliates’ interests in such other matters as may arise in the ordinary course of business in relation to the relationship between Service Provider and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, as contemplated by this Agreement, including and without limiting the generality of the foregoing and for the avoidance of doubt, tenant leasing and development matters arising in the ordinary course of business, (iii) the fact that Service Provider or any of its Affiliates may hold any equity interest in the Company (if applicable), or (iv) the fact that Service Provider or any of its Affiliates may guarantee any obligation of or otherwise provide credit support to the Company or any of its Affiliates.

16.    CORPORATE BUDGET. Prior to the execution and delivery of this Agreement, the Board has approved a consolidated corporate budget for the year beginning on the Effective Date and ending December 31, 2022 (the “Corporate Budget”), and a copy of the Corporate Budget has been, or will be prior to the Effective Date, provided to Service Provider. With respect to each subsequent fiscal year, if requested by the Board, the Service Provider shall prepare and provide a Corporate Budget to the Board for approval at such times as may be reasonably requested by the Board.

17.    TERM OF AGREEMENT. The term of this Agreement shall be the period commencing on the Effective Date until the date that is five (5) years after the date of the filing of the Certificate of Dissolution with the Secretary of State of the State of Ohio (the “Expiration Date”).

18.    TERMINATION.

(a)    Notwithstanding anything herein to the contrary, this Agreement may be terminated by either party, (i) at any time, with or without cause and without penalty, upon written Notice at least ninety (90) days’ prior to the termination from the terminating party to the other party, which Notice shall set forth the effective date of such termination, or (ii) without penalty, upon written Notice ten (10) business days’ prior to the termination from the terminating party to the other party if the other party, its agents or its assignees breaches any material provision of this Agreement and such material breach shall continue for a period of ten (10) business days after written Notice thereof (any such termination of this Agreement, an “Early Termination,” and the effective date of such Early Termination, the “Early Termination Date”). The provisions of Sections 17 through 30 (inclusive) shall survive any earlier termination of this Agreement.

(b)    Upon the consummation of the sale of the Remaining Property or the transfer, directly or indirectly, of the controlling ownership interests in Owner, the obligation of the Service Provider to provide Property Management Services for the Remaining Property shall terminate and, after payment of all applicable Remaining Property Fees in connection with the Remaining Property, Section 6(b), Section 6(c) and Section 6(d) shall no longer be applicable under this Agreement.

19.    ASSIGNMENT. This Agreement and/or any fees paid to Service Provider hereunder may be assigned in whole or in part by Service Provider to an Affiliate of SITE. This Agreement shall not be assigned by the Company without the consent of Service Provider.

20.    PAYMENTS TO AND DUTIES OF SERVICE PROVIDER UPON EARLY TERMINATION.

(a)    Amounts Owed. In the event of an Early Termination, after the Early Termination Date, Service Provider shall be entitled to receive from the Company within thirty (30) days after the Early Termination Date (i) all amounts then accrued and owing to Service Provider hereunder and (ii) reimbursement of expenses incurred by Service Provider in connection with facilitating the transition of the Services and the books and records of the Company to the Company or another third party manager (including any out-of-pocket expenses, including attorneys’ fees and disbursements, incurred by Service Provider following the Termination Date and the salaries of any employees of SITE or an Affiliate thereof based on the amount of time worked by such employees following the Termination Date in facilitating such transition).

(b)    Service Provider’s Duties. In the event of an Early Termination, after the Early Termination Date, Service Provider shall promptly:

(i)    pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii)    deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, and all accrued compensation and reimbursement deducted pursuant to Section 20(b)(i), covering the period following the date of the last accounting furnished to the Board;

(iii)    deliver to the Board all assets, including all of the Assets, books and records, and documents of the Company then in the custody of Service Provider; and

(iv)    cooperate with the Company and Board in making an orderly transition of the management function.

21.    LIMITATION OF LIABILITY AND INDEMNIFICATION.

(a)    The Company shall reimburse, indemnify and hold harmless Service Provider and its Affiliates, as well as their respective officers (and persons serving as officers of the Company at the request of Service Provider or the Company), directors (and persons serving as directors of the Company at the request of Service Provider or the Company), equityholders, members, partners, and employees (collectively, the “Indemnitees,” and each, an “Indemnitee”), for and from all liability, claims, damages and losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, except to the extent arising from any act or omission by the applicable Indemnitee that constitutes gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction. In addition, the Company shall promptly advance expenses incurred by Indemnitees for matters referred to in this Section 21(a) upon request for such advancement; provided that the Indemnitee provides a written affirmation (i) of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct necessary for indemnification by the Company pursuant to this Section 21(a) and (ii) that the Indemnitee will repay the amount paid or reimbursed by the Company, to the applicable extent, if it is ultimately determined by a final, non-appealable determination by a court of competent jurisdiction that the Indemnitee did not meet such standard. In addition to the indemnification obligations described in the foregoing sentence, the Company shall indemnify Service Provider, SITE and their respective Affiliates for any liabilities, claims, damages or losses arising out of any recorded guaranty obligations of SITE and/or its Affiliates relating to the Remaining Property.

(b)    Service Provider shall indemnify and hold harmless the Company for and from all liability, claims, damages and losses, and related expenses, including reasonable attorneys’ fees, to the extent that such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance and are not incurred by reason of Service Provider’s gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction in connection with its performance of its duties hereunder; provided, however, that Service Provider shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by Service Provider.

(c)    The Indemnitees will not be liable to the Company or any of its Affiliates, or their respective officers, directors, equityholders, members, partners, or employees, for any liabilities, claims, damages or losses arising in the performance of any Indemnitee’s duties hereunder, except with respect to any act or omission that constitutes gross negligence or willful misconduct on the part of the applicable Indemnitee as determined by a final, non-appealable determination of a court of competent jurisdiction. Notwithstanding anything herein to the contrary, including Section 21(b), in no event will any Indemnitee be liable to the Company or any of its Affiliates, or their respective officers, directors, equityholders, members, partners, or employees, for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any third-party claims (whether based in contract, tort or otherwise), relating to, in connection with or arising out of this Agreement, including the Services to be provided by Service Provider or any of its Affiliates hereunder, or for any amount in excess of the fees actually received by Service Provider hereunder.

22.    NOTICES. Any notice, report or other communication (each a “Notice”) required or permitted to be given hereunder shall be in writing unless some other method of giving such Notice is required by the Articles of Incorporation or Code of Regulations, and shall be given by being delivered by hand or by courier or overnight carrier to the addresses set forth below:

To the Company:	Retail Value Inc.
3300 Enterprise Parkway
Beachwood, Ohio 44112
Attention: Chairman of the Board of Directors

with a copy (which shall not constitute Notice) to:

Retail Value Inc.
3300 Enterprise Parkway
Beachwood, Ohio 44112
Attention: Chief Financial Officer

To Service Provider:	SITE Center Corp.
3300 Enterprise Parkway
Beachwood, Ohio 44112
Attention: General Counsel

with a copy (which shall not constitute Notice) to:

Jones Day
250 Vesey Street
New York, New York 10281
Attention: James P. Dougherty

Any party may at any time give Notice in writing to the other parties of a change in its address for the purposes of this Section 22.

23.    MODIFICATION. This Agreement shall not be amended, supplemented, terminated, modified, discharged or otherwise changed, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or permitted assignees.

24.    SEVERABILITY. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

25.    GOVERNING LAW. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio, without regard to the principles of conflicts of laws thereof.

26.    ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

27.    NO WAIVER. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

28.    CERTAIN INTERPRETATIVE MATTERS. For the purposes of this Agreement, (a) whenever the context may require, any pronoun shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa, (b) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (c) the word “or” is not exclusive, (d) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, (e) references to any Person include the successors and permitted assigns of that Person, (f) “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if” and (g) unless the context otherwise requires, Sections and Exhibits mean Sections of and Exhibits attached to this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

29.    HEADINGS. The titles of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

30.    EXECUTION IN COUNTERPARTS. This Agreement may be executed (including by facsimile, PDF or other electronic transmission) with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

RETAIL VALUE INC.

By:	/s/ David R. Lukes
Name: David R. Lukes
Title: President and Chief Executive Officer

By:	/s/ Scott D. Roulston
Name: Scott D. Roulston
Title: Chairman of the Board of Directors

DDR CROSSROADS CENTER LLC, as Owner

By:	/s/ David R. Lukes
Name: David R. Lukes
Title: President and Chief Executive Officer

DDR PROPERTY MANAGEMENT LLC, as Service Provider

By:	/s/ David R. Lukes
Name: David R. Lukes
Title: President and Chief Executive Officer

DDR ASSET MANAGEMENT LLC, solely for purposes of terminating the Original External Management Agreement

By:	/s/ David R. Lukes
Name: David R. Lukes
Title: President and Chief Executive Officer

[Signature Page to External Management Agreement]

Exhibit A

Property Management Duties

Collection of Monies. Service Provider shall collect all rents, including percentage rents, and all other amounts, whether in the form of rents, common area maintenance charges or other reimbursable expenses, due to the Company or its applicable subsidiary from any tenants within the Remaining Property or parties to declarations and reciprocal easements, from concessionaires or licensees authorized to utilize portions of the Remaining Property and from any other Persons who owe such sums to the Company or its applicable subsidiary as a result of the operation of the Remaining Property or any other properties previously owned by the Company and its subsidiaries, all in the ordinary course of business.

Compliance with Legal Requirements.

(a) To the extent of available cash, Service Provider shall take such actions as may be reasonably necessary to comply with any and all applicable laws, ordinances, orders, licenses, permits or requirements affecting the Remaining Property issued or established by any federal, state, county or municipal authority having jurisdiction thereover, and orders of the Board of Fire Underwriters or similar bodies, and to the extent such actions are not contemplated by the property-level budget for the Remaining Property emergency expenses, Owner (or the Company acting on Owner’s behalf) shall provide sufficient funds to enable Service Provider to take such actions, excluding tenanted areas if the occupants thereof are legally responsible therefor.

(b) Service Provider agrees that Service Provider shall not discriminate against any employee, or applicant for employment at the Remaining Property because of race, color, religion, national origin, ancestry, age or sex and further agrees to comply with all applicable employment, sexual harassment and discrimination laws.

Execution of Contracts. Service Provider, in its capacity as manager of the Remaining Property, shall deal at arm’s-length with all third parties. Service Provider shall, in the name of or as agent for the Company or Owner (as applicable), enter into such contracts and other agreements for utilities and other services either required or deemed as desirable by Service Provider in connection with the operation of the Remaining Property, provided that all such contracts and orders shall be as otherwise approved or directed by the Company. Service Provider shall order, in the name of the Company or Owner (as applicable), such equipment, tools, appliances, materials and supplies as it deems desirable to properly maintain the Remaining Property.

Maintenance and Repair of Properties. Service Provider shall maintain the Remaining Property, including interior and exterior cleaning, painting, decorating and maintenance, both preventative and otherwise, of all systems and improvements which are a part of the Remaining Property.

Insurance.

(a)    Unless maintained by the tenants of the Remaining Property, during the term of this Agreement for so long as the Company or Owner owns the Remaining Property, Service

Provider shall maintain the insurance listed below either (i) directly through an insurance provider reasonably acceptable to the Company; or (ii) through an insurance program maintained by Service Provider or the Company or their respective Affiliates (as may be modified by Service Provider from time to time and only to the extent participation in the program is available at costs acceptable to the Company), in each case at Owner’s (or, if acting on behalf of Owner, the Company’s) sole cost and expense:

(i)    Commercial General Liability insurance against all claims for personal injury, bodily injury, death, or property damage in an amount of not less than the greater of that amount required by any lender of the Company or Owner or One Million Dollars ($1,000,000) single limit per occurrence and no less than Two Million Dollars ($2,000,000) in the aggregate;

(ii)    Special form Causes of Loss Property Insurance in an amount of not less than the replacement cost of the Remaining Property, exclusive of land and excavation costs and tenant improvements and betterments;

(iii)    Workers’ compensation insurance in accordance with applicable law, and employer’s liability insurance, with limits of not less than Five Hundred Thousand Dollars ($500,000). The workers’ compensation insurance shall comply with the requirements of law of the state where the Remaining Property is located, and shall contain an “All-States” endorsement;

(iv)    Commercial automobile liability insurance covering all owned, hired, or non-owned vehicles with limits of liability of not less than One Million Dollars ($1,000,000) per accident for personal injury and property damage;

(v)    Fidelity and crime insurance in an amount equal to at least Five Million Dollars ($5,000,000) that may be maintained under a blanket policy covering all employees who handle or who are responsible for funds belonging to the Company or Owner; and

(vi)    Such other insurance as may be required by any lender on the Remaining Property, by law or deemed desirable by either the Company or Service Provider to cover the interest of said parties, including, but not limited to, workers’ compensation insurance, boiler insurance, burglary and theft insurance and, at the option of the Company, rent insurance.

(b)    The cost for such insurance shall include any deductible or self-insured retention costs, to the extent that any such policies required pursuant to this Agreement contain any deductible or self-insured retentions. In addition, the Company hereby agrees to indemnify and hold harmless Service Provider against any loss, liability, damage, cost or expense incurred by Service Provider as a result of Service Provider’s payment of any such deductible or self-insured retention costs. The Company and Owner each acknowledges that the insurance program maintained by Service Provider on the date of this Agreement satisfies the requirements set forth above. Service Provider shall promptly deliver to the Company certificates of insurance, copies of insurance policies, or other evidence of the minimum levels of insurance set forth above, as reasonably requested by the Company.

(c)    Service Provider shall carry, at its sole expense, its own commercial general liability insurance, which shall be secondary and non-contributory to the insurance described above.

(d)    All insurance obtained pursuant to the provisions hereof as well as any additional insurance which the Company, in its sole discretion, might desire to obtain, shall name both the Company and/or Owner and Service Provider as insureds, as their interests may appear (except as to casualty insurance where Service Provider shall not be named as an additional insured). Each such policy shall contain a waiver of subrogation reasonably acceptable to the Company and Service Provider.

(e)    Service Provider shall promptly investigate all accidents, damages and other casualty to the Remaining Property or any claims of injury, to property or person, arising out of or related to the ownership, operation and maintenance of the Remaining Property.

(f)    Service Provider shall have the sole and exclusive authority to settle and compromise any and all claims relating to damage or destruction to any physical improvements on the Remaining Property, and, in furtherance of this authorization, Service Provider is hereby empowered to execute any proofs of loss, adjustment of loss and reports and Service Provider is authorized to sign for, and receive, any insurance proceeds.

Tenant Matters.

(a)    Service Provider shall take such actions as it deems reasonably necessary in order to maintain a professional, businesslike relationship on behalf of the Company and Owner with all tenants within the Remaining Property. Service Manager shall be responsible for coordinating and monitoring the construction of landlord improvement work to be performed by or for the Company or Owner at the Remaining Property and the construction of tenant improvements at the Remaining Property to be performed by or for tenants.

(b)    The Company and Owner each hereby expressly authorizes Service Provider to request, demand, collect and receive all rent and other charges and to institute legal proceedings, either in the name of Service Provider or, if necessary, the name of the Company or Owner, as applicable, for the collection of all rents, including percentage rents, and all other amounts, whether in the form of rents, common area maintenance charges or other reimbursable expenses, due to the Company or Owner, as applicable, from any tenants within the Remaining Property. Service Provider shall have the sole and exclusive authority to settle and compromise any and all claims relating to rent and other charges. The Company and Owner each hereby expressly authorizes Service Provider to file any legal actions to enforce the terms of any lease or leases related to the Remaining Property, including dispossessory actions, or take any action to terminate leases on space within the Remaining Property, if such is deemed necessary by Service Provider. The authority granted in this clause (b) as to lease enforcement shall be absolute.

Leasing Services. The Company and Owner each hereby authorizes Service Provider to perform those services necessary for the leasing of the Remaining Property.

Signs. Service Provider may place one or more signs on or about the Remaining Property stating, among other things, that Service Provider is the management and leasing agent for the Remaining Property.